Exhibit 99.1

GrowGeneration Achieves Record 2016 Sales, Up 130%

DENVER, April 3, 2017 -- GrowGeneration Corp. (OTCQB:GRWG), ("GrowGen" or the "Company") one of the largest specialty retail hydroponic and organic gardening stores, selling to both the commercial and home cannabis growers, with currently 10 locations in Colorado, one location in California and one in Nevada, today reported record financial results for its fiscal year ended December 31, 2016.

Financial Highlights:

●	Full-year revenues up 130% to $8.0 million
●	Fourth quarter revenues up 130% to $2.4 million
●	Full-year same-store sales increase 50% or $1.4 million
●	Full-year net loss decreased to $431,246, inclusive of $304,123 in non-cash depreciation and stock-based compensation costs
●	The Company has $1.2 million in cash as of March 31, 2017

Darren Lampert, Co-Founder and CEO, said, "This was a record year for GrowGeneration, clearly demonstrating the scalability of our business plan and the demand for our products. We are achieving scale, as part of our expansion plan, and this was the fourth consecutive quarter of sequential revenue growth. We continue to see our growth 'lock step' with the growth of the cannabis market, as the cultivator's demand for equipment and supplies increases with the demand for legalized cannabis products."

"We are aggressively expanding our business, with the recent recreational legalization in California, Nevada, Massachusetts and Maine, and medical legalization in Florida," added Mr. Lampert. "Due to increasing demand, we are seeking to open larger stores, generating higher revenue and profitability. GrowGeneration is now at an annualized revenue run rate of over $10 million and we believe that we are well-positioned to continue to execute our expansion strategy to offer a one-stop and personalized shopping solutions for both the commercial and home growers. The store additions we have planned for 2017, along with continued same-store sales growth, are expected to increase our annualized revenue by nearly 100% to approximately $15 million."

Full-Year Financial Results:

Revenues for the year ended December 31, 2016 increased 130% to $8.0 million, compared to $3.5 million for the year ended December 31, 2015. The revenue growth was primarily attributable to the Company's continued sales growth across Colorado and Northern California.

Same Store Sales:

For the year ended December 31, 2016, the Company had a total of five stores, opened more than a year, generating net revenue of $4.4 million, compared to $2.9 million for the same five stores for the year ended December 31, 2015, an increase of $1.5 million.

In 2015, the Company opened three new stores. During 2016, these three stores generated revenue of $2.4 million, compared to $514,429 for the same three stores in 2015. During 2016, the Company opened two new stores that generated net revenue of $1.2 million.

Cost of sales for the year ended December 31, 2016 increased $3.4 million to $5.8 million as compared to $2.4 million for the year ended December 31, 2015. The increase was due to an increase in the company's revenue. Gross profit was $2.2 million for the year ended December 31, 2016, resulting in a 28% gross margin, compared to $1.1 million for the year ended December 31, 2015, a gross margin of 32%.The margin decrease was due to the increase in the number of commercial accounts ,that are higher revenue ,lower margin customers. The increase of $1,100,967 was due to an increase in the company's revenue primarily due to the Company's continued penetration of the Colorado and California markets.

General and administrative expenses for the year ended December 31, 2016 increased $1.0 million to $2.6 million  as compared to $1.6 million  for the year ended December 31, 2015. The increase was mainly due to increased payroll expense and rent expense, associated with the opening of new stores, as well as professional fees, broker commissions, travel expense and non-cash expenses.

For the year ended December 31, 2016, the Company reported a net loss of $431,246, or ($0.5) per share, compared with a net loss of $528,750, or ($0.08) per share, in the year ended December 31, 2015. The decrease was mainly due to an increase in sales and less non-cash expenses.

Non-cash general and administrative expenses for the year ended December 31, 2016 increased $47,946 to $304,123 as compared to $256,177 for the year ended December 31, 2015. The increase was mainly due to non-cash general and administrative expenses for the year ended December 31, 2016 totaling $304,123, with (i) depreciation of $52,962, (ii) stock and stock option compensation of $184,333, and (iii) bad debt expense of $66,828.

Strengthening of Balance Sheet

As of December 31, 2016, the Company reported $606,644 in cash and total current assets of $4.4 million, compared with $699,417 and $2.6 million, respectively, as of December 31, 2015. Current liabilities were $884,644 at December 31, 2016, compared to $456,689 at December 31, 2015. The Company ended 2016 with a working capital surplus of $2.8 million compared to $1.6 million at December 31, 2015. The Company raised $1.7 million in equity capital during 2016, and has raised $5.5 million since inception. The Company has $1.2 million in cash as of March 31, 2017.

About GrowGeneration Corp.:

GrowGeneration Corp. ("GrowGen") owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 12 stores, which includes 10 locations in Colorado, 1 location in California and 1 location in Nevada. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all of the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. According to New Frontier Data, the U.S. cannabis market was $5.7 billion in 2015 and is expected to have reached $7.2 billion at the end of 2016. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

Website: http://www.GrowGeneration.com

Facebook:GrowGenerationCorp

Twitter: @GrowGenOK

Instagram: grow_gen_nv

Company Inquiries:

GrowGeneration Corp.

610-216-0057
michael@growgeneration.com

SOURCE GrowGeneration Corp.

Related Links

http://www.growgeneration.com